                     OMNICARE, INC. AND SUBSIDIARY COMPANIES
                 Computation of Earnings Per Common Share (EPS)
                      (in thousands, except per share data)

                                                                 Three Months Ended               Nine Months Ended
                                                                    September 30,                   September 30,
                                                             ------------------------          -----------------------
                                                               1999             1998             1999            1998
                                                             -----------    ---------          ----------   ----------
BASIC EARNINGS:
    Net income                                              $ 13,944         $ 25,740         $ 46,629         $54,252
                                                            ========         ========         ========         =======
    Shares
      Weighted average number of common
          shares outstanding                                  91,276           89,493           90,900          88,815
                                                            ========         ========         ========         =======
          Basic earnings per common share                   $   0.15         $   0.29         $   0.51         $  0.61
                                                            ========         ========         ========         =======
DILUTED EARNINGS (a):
     Net income                                             $ 13,944         $ 25,740         $ 46,629         $54,252
                                                            ========         ========         ========         =======
    Shares
      Weighted average number of common
          shares outstanding                                  91,276           89,493           90,900          88,815
      Additional shares assuming conversion of
          stock options and stock warrants                      --                561              275             832
                                                            --------         --------         --------         -------
      Weighted average common shares outstanding
           as adjusted                                        91,276           90,054           91,175          89,647
                                                            ========         ========         ========         =======

          Diluted earnings per common share                 $   0.15         $   0.29         $   0.51         $  0.61
                                                            ========         ========         ========         =======


(a) The $345,000,000 of 5.0% Convertible Subordinated Notes due 2007 which are convertible into 8,712,121 shares at $39.60 per share were outstanding during the three and nine months ended September 30, 1999 and 1998, but were not included in the computation of diluted EPS because the impact was anti-dilutive.